Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

 Generates Record Total Year Income from Continuing Operations,

Adjusted EBITDA and Free Cash Flow

ATLANTA — February 5, 2009 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its fourth quarter and full year ended December 31, 2008.  Highlights for the fourth quarter include:

•                 Income from continuing operations of $27.3 million, or $0.25 per share, versus $22.6 million, or $0.19 per share, in the fourth quarter of 2007

•                 Net income of $27.2 million, or $0.25 per share

•                 Adjusted EBITDA (a non-GAAP measure) of $72.4 million

•                 Free cash flow (a non-GAAP measure) of $70.1 million

•                 2008 year-end cash and marketable securities balance of $534.4 million

“I am pleased to report that EarthLink generated $308.9 million in Adjusted EBITDA for the full year 2008, a 66 percent increase over 2007,” said Rolla P. Huff, EarthLink’s chairman and chief executive officer.  “During the course of 2008 we made meaningful progress in optimizing our business model around excellent customer service, continuous operating improvements and shareholder value creation.”

Added Huff, “With a healthy balance sheet anchored by $534 million in cash and marketable securities, and a consumer access business that we expect will continue to generate significant cash flow, EarthLink is in a strong financial position. Our company’s financial strength and relative value in the technology industry have substantially improved over the past year. As a result, EarthLink has an expanded set of potential strategic alternatives that we are considering.”

Financial and Operating Results

EarthLink reported revenue of $216.1 million in the fourth quarter and $955.6 million for the full year 2008. This represents a 23 percent decrease over the prior year quarter and a 21 percent decrease compared to the 2007 full year result.  The expected year over year variances were primarily driven by reductions in EarthLink’s narrowband and broadband customer base, given the company’s revised business focus on more tenured and profitable subscribers.

Total sales and marketing, operations, customer support, and general and administrative expenses for the fourth quarter and full year 2008, were $71.0 million and $328.9 million, respectively.  This represents a decrease of 40 percent versus the prior year quarter, and a decrease of 49 percent versus the full year 2007 comparable expenses.

Profitability and Other Financial Measures

EarthLink realized $27.3 million, or $0.25 per share, and $198.1 million, or $1.80 per share, of income from continuing operations in the fourth quarter and full year 2008, respectively, compared to $22.6 million, or $0.19 per share, and a loss of $(54.8) million, or $(0.45) per share, in the fourth quarter and full year 2007, respectively.  The fourth quarter and full year 2007 results included $31.2 million and $65.4 million, respectively, of facility exit and restructuring costs, compared to $5.0 million and $9.1 million, respectively, in the fourth quarter and full year 2008. In addition, the fourth quarter and full year 2008 results included a $78.7 million non-cash impairment charge for goodwill and intangible assets, compared to a $4.3 million non-cash impairment charge in the prior year periods, and included an income tax benefit of $56.1 million and $32.2 million, respectively, compared to $1.6 million and $1.2 million, respectively, in the fourth quarter and full year 2007.  The income tax benefit during 2008 was primarily due to the partial release of EarthLink’s valuation allowance related to its deferred tax assets.

Net income was $27.2 million or $0.25 per share for the fourth quarter, and $189.6 million or $1.72 per share for the full year 2008, compared to a net loss of $(9.5) million, or

$(0.08) per share, and $(135.1) million, or $(1.11) per share, for the fourth quarter and full year 2007, respectively.

Due to improvements in customer churn and better than expected passive subscriber additions, coupled with reductions in sales and marketing and back office support expenses,  EarthLink generated Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $72.4 million for the fourth quarter of 2008, a 2 percent increase compared to the fourth quarter of 2007.  EarthLink generated Adjusted EBITDA of $308.9 million for the full year 2008, a 66 percent increase compared to the full year 2007.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $70.1 million and $301.9 million during the fourth quarter and the full year 2008, respectively, compared to $59.1 million and $125.1 million during the fourth quarter and the full year 2007, respectively. The company had capital expenditures, including subscriber base acquisitions, of $2.2 million in the fourth quarter and $7.0 million for the full year 2008, down from $12.0 million and $60.8 million during the fourth quarter and full year 2007, respectively.

EarthLink ended the fourth quarter with $534.4 million in cash and marketable securities, an increase of $245.8 million from December 31, 2007.

Non-GAAP Measures

Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as income from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 5 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

As announced in the company’s third quarter 2008 earnings press release, for full year 2009 management expects Adjusted EBITDA of $210 million to $225 million. Today, the company is updating its previously presented guidance for free cash flow and income from continuing operations. EarthLink is increasing its full year guidance for free cash flow to $190 million to $215 million, based upon the aforementioned Adjusted EBITDA guidance along with estimated capital expenditures of between $10 million and $20 million. Additionally, EarthLink now expects income from continuing operations to be $75 million to $95 million for full year 2009, with the largest change from the prior guidance related to non-cash book tax rates following the company’s aforementioned valuation release in the fourth quarter of 2008.

Conference Call for Analysts and Investors

Conference Call Details

Thursday, February 5, 2009, at 8:30 a.m. EST  hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Kevin Dotts.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from at 11:30 a.m. EST on February 5 through midnight on February 12.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 80008097.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we face significant competition which could reduce our profitability; (3) that adverse economic conditions may harm our business; (4) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (5) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (6) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that our commercial and alliance arrangements may not be renewed, which could adversely affect our results of operations; (9) that our business may suffer if third parties used for technical and customer support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (10) that service interruptions or impediments could harm our business; (11) that government regulations could adversely affect our business or force us to change our business practices; (12) that privacy concerns relating to our technology could damage our reputation and deter current and potential users from using our services;  (13) that we may not be able to protect our proprietary technologies; (14) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (15) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (16) that our business depends on effective business support systems, processes and personnel; (17) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (18) that our VoIP business exposes us to certain risks that could cause us to lose customers, expose us to significant liability or otherwise harm our business; (19) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (20) that the use of our net operating losses and certain other tax attributes could be limited in the future; (21) that our stock price has been volatile historically and may continue to be volatile; (22) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (23) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007.

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EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Revenues:
Access and service	$251,215	$193,496	$1,085,132	$855,079
Value-added services	30,774	22,573	130,862	100,498
Total revenues	281,989	216,069	1,215,994	955,577

Operating costs and expenses:
Cost of revenues	104,839	83,265	442,697	360,920
Sales and marketing	44,452	19,299	291,105	98,212
Operations and customer support	46,917	29,883	221,443	136,797
General and administrative	27,068	21,868	128,412	93,878
Amortization of intangible assets	3,798	2,196	14,672	13,349
Impairment of goodwill and intangible assets (1)	4,250	78,672	4,250	78,672
Facility exit and restructuring costs (2)	31,219	4,973	65,381	9,142
Total operating costs and expenses	262,543	240,156	1,167,960	790,970

Income (loss) from operations	19,446	(24,087)	48,034	164,607
Net losses of equity affiliate	—	—	(111,295)	—
Gain (loss) on investments, net	15	(2,969)	(5,585)	2,708
Interest income (expense) and other, net	1,542	(1,747)	12,824	(1,381)
Income (loss) from continuing operations before income taxes	21,003	(28,803)	(56,022)	165,934
Income tax benefit (3)	1,592	56,107	1,227	32,184
Income (loss) from continuing operations	22,595	27,304	(54,795)	198,118
Loss from discontinued operations, net of tax (4)	(32,059)	(68)	(80,302)	(8,506)
Net income (loss)	$(9,464)	$27,236	$(135,097)	$189,612

Basic net income (loss) per share
Continuing operations	$0.19	$0.25	$(0.45)	$1.81
Discontinued operations	(0.27)	(0.00)	(0.66)	(0.08)
Basic net income (loss) per share	$(0.08)	$0.25	$(1.11)	$1.73
Basic weighted average common shares outstanding	118,247	108,449	121,633	109,531

Diluted net income (loss) per share
Continuing operations	$0.19	$0.25	$(0.45)	$1.80
Discontinued operations	(0.27)	(0.00)	(0.66)	(0.08)
Diluted net income (loss) per share	$(0.08)	$0.25	$(1.11)	$1.72
Diluted weighted average common shares outstanding	119,229	109,617	121,633	110,051

EARTHLINK, INC.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA (5)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008

Income (loss) from continuing operations	$22,595	$27,304	$(54,795)	$198,118
Income tax benefit	(1,592)	(56,107)	(1,227)	(32,184)
Depreciation and amortization	11,629	6,982	48,614	36,333
Stock-based compensation expense	4,472	5,814	19,553	20,133
Net losses of equity affiliate	—	—	111,295	—
Gain (loss) on investments, net	(15)	2,969	5,585	(2,708)
Interest income (expense) and other, net	(1,542)	1,747	(12,824)	1,381
Impairment of goodwill and intangible assets (1)	4,250	78,672	4,250	78,672
Facility exit and restructuring costs (2)	31,219	4,973	65,381	9,142
Adjusted EBITDA (5)	$71,016	$72,354	$185,832	$308,887

Depreciation - cost of revenues	$3,892	$2,031	$17,194	$11,453
Depreciation - other	3,939	2,755	16,748	11,531
Amortization of intangible assets	3,798	2,196	14,672	13,349
Depreciation and amortization	$11,629	$6,982	$48,614	$36,333

EARTHLINK, INC.

Reconciliation of Income (Loss) From Continuing Operations to Free Cash Flow (5)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008

Income (loss) from continuing operations	$22,595	$27,304	$(54,795)	$198,118
Income tax benefit	(1,592)	(56,107)	(1,227)	(32,184)
Depreciation and amortization	11,629	6,982	48,614	36,333
Stock-based compensation expense	4,472	5,814	19,553	20,133
Net losses of equity affiliate	—	—	111,295	—
Gain (loss) on investments, net	(15)	2,969	5,585	(2,708)
Interest income (expense) and other, net	(1,542)	1,747	(12,824)	1,381
Impairment of goodwill and intangible assets (1)	4,250	78,672	4,250	78,672
Facility exit and restructuring costs (2)	31,219	4,973	65,381	9,142
Purchases of property and equipment	(11,161)	(1,877)	(53,478)	(5,754)
Purchases of subscriber bases	(789)	(352)	(7,290)	(1,232)
Free cash flow (5)	$59,066	$70,125	$125,064	$301,901

EARTHLINK, INC. Reconciliation of Guidance Provided in Non-GAAP Measures (5) (in millions)

	Year
	Ending
	December 31,
	2009
Income from continuing operations	$75 - $95
Depreciation	19
Amortization of intangible assets	9
Stock-based compensation expense	17
Income tax provision	75 - 70
Interest income (expense) and other, net	15
Adjusted EBITDA (5)	$210 - $225

	Year
	Ending
	December 31,
	2009
Income from continuing operations	$75 - $95
Depreciation	19
Amortization of intangible assets	9
Stock-based compensation expense	17
Income tax provision	75 - 70
Interest income (expense) and other, net	15
Purchases of property and equipment	(20) - (10)
Free cash flow (5)	$190 - $215

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	December 31,	June 30,	September 30,	December 31,
	2007	2008	2008	2008
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$288,595	$441,589	$484,967	$534,373
Long-term debt	258,750	258,750	258,750	258,750
Stockholders’ equity	261,473	371,077	411,781	448,485

Employee Data
Number of employees at end of period (6)	983	857	789	754

	December 31,	June 30,	September 30,	December 31,
	2007	2008	2008	2008
Subscriber Data (7)
Consumer services
Narrowband access subscribers	2,624,000	2,130,000	1,920,000	1,747,000
Broadband access subscribers (8)	1,059,000	988,000	933,000	896,000
Total consumer subscribers	3,683,000	3,118,000	2,853,000	2,643,000

Business services
Narrowband access subscribers	27,000	24,000	19,000	17,000
Broadband access subscribers	66,000	63,000	61,000	59,000
Web hosting accounts	100,000	94,000	91,000	87,000
Total business subscribers	193,000	181,000	171,000	163,000

Total subscribers at end of period	3,876,000	3,299,000	3,024,000	2,806,000

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Subscriber Activity
Subscribers at beginning of period	4,139,000	3,024,000	5,313,000	3,876,000
Gross organic subscriber additions	363,000	114,000	1,994,000	666,000
Acquired subscribers	—	6,000	65,000	8,000
Adjustment (9)	—	—	(753,000)	(15,000)
Churn	(626,000)	(338,000)	(2,743,000)	(1,729,000)
Subscribers at end of period	3,876,000	2,806,000	3,876,000	2,806,000

Churn Rate (10)	5.2%	3.9%	5.1%	4.4%

Consumer Data
Average subscribers (11)	3,817,000	2,747,000	4,321,000	3,130,000
ARPU (12)	$20.50	$21.18	$19.77	$20.76
Churn rate (10)	5.3%	3.9%	5.2%	4.4%

Business Data
Average subscribers (11)	197,000	167,000	207,000	179,000
ARPU (12)	$79.87	$82.70	$76.62	$81.64
Churn rate (10)	2.8%	2.7%	2.6%	2.8%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (13)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Consumer Services
Revenues
Access and service	$204,621	$152,578	$897,423	$682,135
Value-added services	30,094	21,958	127,985	97,741
Total revenues	234,715	174,536	1,025,408	779,876
Cost of revenues	75,442	58,798	324,465	259,851
Gross margin	159,273	115,738	700,943	520,025
Segment operating expenses	86,271	42,740	506,975	207,236
Segment income from operations	$73,002	$72,998	$193,968	$312,789

Business Services
Revenues
Access and service	$46,594	$40,918	$187,709	$172,944
Value-added services	680	615	2,877	2,757
Total revenues	47,274	41,533	190,586	175,701
Cost of revenues	29,397	24,467	118,232	101,069
Gross margin	17,877	17,066	72,354	74,632
Segment operating expenses	13,505	11,968	58,548	51,276
Segment income from operations	$4,372	$5,098	$13,806	$23,356

Consolidated
Revenues
Access and service	$251,215	$193,496	$1,085,132	$855,079
Value-added services	30,774	22,573	130,862	100,498
Total revenues	281,989	216,069	1,215,994	955,577
Cost of revenues	104,839	83,265	442,697	360,920
Gross margin	177,150	132,804	773,297	594,657
Direct segment operating expenses	99,776	54,708	565,523	258,512
Segment income from operations	77,374	78,096	207,774	336,145
Stock-based compensation expense	4,472	5,814	19,553	20,133
Amortization of intangible assets	3,798	2,196	14,672	13,349
Impairment of goodwill and intangible assets (1)	4,250	78,672	4,250	78,672
Facility exit and restructuring costs (2)	31,219	4,973	65,381	9,142
Other operating expenses	14,189	10,528	55,884	50,242
Income (loss) from operations	$19,446	$(24,087)	$48,034	$164,607

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.     During the fourth quarter of 2008, EarthLink concluded that the goodwill and certain of the intangible assets recorded as a result of its April 2006 acquisition of New Edge Networks were impaired and recorded a non-cash impairment charge of $78.7 million. EarthLink concluded the carrying value of its goodwill, customer relationships and trade names related to the New Edge acquisition were impaired in conjunction with its annual test of goodwill and intangible assets deemed to have indefinite lives as well as an updating of its long-term outlook.

2.     In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the later half of 2007 and during 2008.

Facility exit and restructuring costs consisted of the following for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008
	(in thousands)
2007 Restructuring Plan
Severance and personnel-related costs	$1,105	$(13)	$30,303	$461
Lease termination and facilities-related costs	11,487	1,456	12,216	4,808
Non-cash asset impairments	17,134	3,618	20,621	4,132
Other associated costs	383	(88)	1,131	(7)
	30,109	4,973	64,271	9,394
Legacy Restructuring Plans	1,110	—	1,110	(252)
Total facility exit and restructuring costs	$31,219	$4,973	$65,381	$9,142

3.     During the fourth quarter of 2008, EarthLink released approximately $66.0 million of its valuation allowance related to its deferred tax assets. These deferred tax assets relate primarily to net operating loss carryforwards which EarthLink determined, in accordance with SFAS No. 109, “Accounting for Income Taxes,” it will more likely than not be able to utilize due to the generation of sufficient taxable income in the future. Of the total valuation allowance release, approximately $56.0 million was recorded as an income tax benefit in the Statement of Operations and the remainder relates to acquired net operating losses and reduced goodwill on the Balance Sheet.

4.     The Company has reflected its municipal wireless broadband results of operations as discontinued operations for all periods presented. The following is summarized results of operations related to the Company’s discontinued operations for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008
	(in thousands)
Revenues	$729	$—	$2,097	$1,305
Operating costs and expenses	(4,918)	(35)	(33,871)	(4,568)
Impairment and other costs	(27,870)	(246)	(48,528)	(6,327)
Income tax benefit	—	213	—	1,084
Loss from discontinued operations, net of tax	$(32,059)	$(68)	$(80,302)	$(8,506)

5.     Adjusted EBITDA is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.  Free cash flow is defined as income (loss) from continuing operations before interest income (expense) and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments, net, impairment of goodwill and intangible assets and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

6.     Represents full-time equivalents.

7.     Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

8.     Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

9.     In April 2007, EarthLink removed 753,000 EarthLink supported Embarq customers from its broadband subscriber counts due to the expiration of EarthLink’s wholesale contract with Embarq. During the year ended December 31, 2008, EarthLink removed 15,000 EarthLink supported Sprint customers from its broadband subscriber counts due to the termination of the wholesale arrangement by Sprint.

10.   Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

11.   Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the twelve month periods is calculated by averaging the ending monthly subscribers or accounts for the thirteen months preceding and including the end of the period.

12.   ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

13.   EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access and voice service, among others. EarthLink’s Business Services segment provides of integrated communications services and related value-added services to businesses and communications carriers. These services include managed private IP-based networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock- based compensation expense under SFAS No. 123(R), impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.